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                                                                    EXHIBIT 23.1


                      CHAMPION INTERNATIONAL CORPORATION
                              One Champion Plaza
                              Stamford, CT  06921


                                March 15, 2000


Champion International Corporation
One Champion Plaza
Stamford, CT  06921

Dear Sirs:

     As Senior Vice President and General Counsel of Champion International Corporation (the "Company"), I advise you as follows in connection with legal and administrative claims and proceedings which are pending or known to be threatened against the Company.

     I call your attention to the fact that, as Senior Vice President and General Counsel of the Company, I have general supervision of the Company's legal affairs. In such capacity, I have reviewed litigation and claims threatened or asserted involving the Company and have consulted with outside legal counsel with respect thereto where I have deemed it appropriate.

     On March 1, 2000, an action was filed against the Company, each of the Company's directors and UPM-Kymmene Corporation in the Supreme Court of the State of New York for the County of New York. The action, which purports to be a class action on behalf of the Company's shareholders, alleges breach of fiduciary duty by the directors of the Company in approving the Company's proposed merger with UPM-Kymmene. The action seeks compensatory damages in an unspecified amount and an injunction against the merger. The Company intends to vigorously defend this action.

     While any litigation contains an element of uncertainty, subject to the foregoing, it is my opinion that the outcome of each such proceeding or claim which is now pending or known to be threatened, or all of them combined, including the action described above, will not have a material adverse effect on the Company.
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March 15, 2000
Page 2

     I hereby consent to the reference to this opinion in the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999, and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Form 10-K"), and to the filing of this opinion as an exhibit to the Form 10-K.

                                     Very truly yours,



                                     /s/ Stephen B. Brown
                                     Senior Vice President
                                     and General Counsel

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